Filed Pursuant to Rule 433
Registration Nos. 333-145104 and 333-145104-01

$1,500,000,000
5.05% Notes Due 2012
IBM International Group Capital LLC
guaranteed by
International Business Machines Corporation
October 17, 2007
Pricing Term Sheet

Issuer	IBM International Group Capital LLC
Guarantor	International Business Machines Corporation
Ratings	A1/A+/A+ (Moody’s/S&P/Fitch)
Size	$1,500,000,000
Trade Date	October 17, 2007
Settlement Date	October 22, 2007
Maturity	October 22, 2012
Interest Payment Dates	April 22 and October 22, commencing April 22, 2008
Benchmark Treasury	4.25% due September 30, 2012
Benchmark Treasury Yield	4.198%
Spread to Benchmark Treasury	+87 basis points
Yield to Maturity	5.068%
Coupon	5.05% per annum, accruing from October 22, 2007
Make-Whole Call	T+15 basis points
Price to Public	99.921%
Underwriting Discount	0.25%
Use of Proceeds	For general corporate purposes, which may include the repayment of loans extended to the parent of the Issuer by certain affiliates of the Underwriters.
Minimum Denomination	$100,000 and increments of $1,000
Bookrunners	Bear Stearns & Co. Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated
Billing and Delivering	Morgan Stanley & Co. Incorporated
CUSIP	44924E AB6
ISIN	US44924EAB65

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and Guarantor have filed a joint registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Bear Stearns & Co. Inc. toll free at 1-866-803-9204, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Lehman Brothers Inc. toll free at 1-888-603-5847, or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by IBM International Group Capital LLC and International Business Machines Corporation on October 17, 2007 relating to their Prospectus dated August 3, 2007.